EXHIBIT 99

                      FOR IMMEDIATE RELEASE


        INSITUFORM AND KALISHMAN GROUP ANNOUNCE AGREEMENT
            REGARDING COMPOSITION OF COMPANY'S BOARD


Memphis, TN - July 3, 1997 - Insituform Technologies, Inc. [Nasdaq NMS:INSUA] and Jerome Kalishman jointly announced today that they have reached an agreement in principle to settle a dispute over the composition of the Company's Board of Directors.

The terms of the agreement in principle between the Company and the Kalishman group are as follows:

          The size of Insituform's Board of Directors would be reduced from 13 to 9.

          The current staggered terms of directors would be eliminated.

          The parties have agreed that there will be no contested election of directors prior to the 1999 annual meeting.

The Company's board will consist of seven current directors: Robert
W. Affholder, Paul A. Biddelman, Anthony Hooper, Jerome Kalishman, Silas Spengler, Sheldon Weinig, Russell B. Wight, Jr.; plus two new independent directors: Stephen Cortinovis and another independent director to be named later.

Mr. Hooper, Chief Executive Officer of Insituform, and Mr. Kalishman gave the following statement: "We are relieved that we were able to resolve this matter without a costly and time-consuming proxy fight. This compromise settlement between the parties resolves the Company's corporate governance issues - the strategies articulated by Mr. Hooper to improve profitability can continue uninterrupted. We are committed to working together to implement the Company's restructuring plan and improving profitability."

The agreement in principle is subject to the signing of a definitive agreement, the approval of the full Insituform Board and approval by the Company's shareholders at the upcoming August 21 meeting.

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Insituform Technologies, Inc. is a worldwide provider of
proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipe. Insituform owns the worldwide rights to the Insituform(R) and NuPipe(R) processes and exercises the exclusive rights in substantially all of North America to the PALTEM(R) system and certain other products under a license from Ashimori Industry Co. Ltd. Insituform also owns the worldwide rights to the Tite Liner(R) process used primarily to protect or restore pipes affected by abrasion or corrosion. Through its Affholder, Inc. subsidiary, Insituform is engaged in trenchless tunneling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, Insituform provides cost-effective solutions for problems caused by deteriorated pipe systems.